UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 23, 2022
Date of Report (date of earliest event reported)

HAGERTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40244	86-1213144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Drivers Edge
Traverse City, Michigan 49684
(Address of principal executive offices and zip code)

(800) 922-4050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HGTY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	HGTY.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2022, Hagerty, Inc. (the “Company”) announced that Fred Turcotte, the Company’s Chief Financial Officer (“CFO”) will transition to a special projects advisory role effective September 6, 2022. Mr. Turcotte previously agreed to delay his pending retirement to assist the Company through its business combination and establish itself as a public reporting company. Mr. Turcotte plans to continue to serve the Company in his advisory role, reporting directly to the Company’s Chief Executive Officer, through 2023. The Company’s board of directors has appointed Patrick McClymont to serve as the Company’s new CFO, effective September 6, 2022. Mr. Turcotte will also continue serve as a point of transition for Mr. McClymont until October 1, 2022.

Mr. McClymont, age 52, served as the Chief Financial Officer of Orchard Technologies, Inc., a residential real estate services company from 2021 through August 2022. Mr. McClymont was previously the Executive Vice President and Chief Financial Officer of Imax Corporation (NYSE: IMAX) from 2016 through 2021. Mr. McClymont was responsible for all aspects of Imax’s finance related functions including control, financial planning & analysis, tax, investor relations, risk management, information technology, and corporate development and strategy. From 2013 to 2016 Mr. McClymont served as Executive Vice President and Chief Financial Officer at Sotheby’s (NYSE: BID), a leading global auction house executing approximately $6 billion in fine art and collectibles transactions annually. Prior to his position with Sotheby’s, Mr. McClymont was Partner and Managing Director at Goldman, Sachs & Co., where he spent 15 years. Mr. McClymont earned a Bachelor of Science degree from Cornell University and a Master of Business Administration degree from The Tuck School of Business at Dartmouth.

In connection with his appointment, on August 19, 2022, Mr. McClymont entered into an employment agreement with the Company (the “Employment Agreement”) pursuant to which he will receive the following compensation:

•annual base salary of $575,000;
•eligibility to participate in the Company’s annual incentive plan prorated for his start date with a payout range of up to 200% of base salary dependent on the performance of the Company;
•eligibility to participate in the Company’s Stock Incentive Plan (the “Plan”) at a target of 175% base salary;
•one-time cash sign-on payment in the amount of $100,000;
•one-time sign-on restricted stock unit grant in the amount of $500,000 to be made in October 2022 with a three-year vesting schedule subject to his continued employment with the Company; and
•$20,000 annual cash stipend for a car allowance.

The terms of the equity grants to Mr. McClymont will be subject to the terms of the Plan and related award agreements. Mr. McClymont will also receive medical and other benefits consistent with the Company’s standard policies.

The above description of the Employment Agreement is not complete and is qualified in its entirety by reference to the text of the agreement, which is filed with this report as Exhibit 10.1 and incorporated by reference herein.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. McClymont and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. McClymont that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 7.01    Regulation FD Disclosure.

On August 23, 2022, the Company issued a press release announcing the appointment of Mr. McClymont as Senior Vice President and CFO of the Company, which is attached hereto to as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

ITEM 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, Dated August 19, 2022, by and between the Company and Patrick McClymont
99.1	Press Release, Dated August 23, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAGERTY, INC.

Date: August 23, 2022	/s/ Barbara E. Matthews
Barbara E. Matthews
SVP, General Counsel and Corporate Secretary